Exhibit 3(i).1

State of Delaware Secretary of State Division of Corporations Delivered 04:55 PM 01/05/2006
FILED 04:55 PM 01/05/2006 SRV 060012839 - 2372455 FILE

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NEUROBIOLOGICAL TECHNOLOGIES, INC.

It is hereby certified that:

1. The name of the corporation is Neurobiological Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”).

2. The Amended and Restated Certificate of Incorporation of the Company is hereby amended by striking out Article VI thereof in its entirety and by substituting in lieu of said Article the following new Article:

“ARTICLE VI.

The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, the first class, designated “Class I,” to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2006, the second class, designated “Class II,” to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2007, and the third class, designated “Class III,” to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2008, with members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of directors need not be by written ballot unless the bylaws so provide.”

3. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized person this 4th day of January, 2006.

/s/ Jonathan R. Wolter
Jonathan R. Wolter
Vice President and Chief Financial Officer

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEUROBIOLOGICAL TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF JANUARY, A.D. 2006, AT 4:55 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[SEAL]	Harriet Smith Windsor, Secretary of State
2372455 8100 060012839		AUTHENTICATION: 4427955 DATE: 01-05-06